Exhibit 10.8

Date 3 October 2008

AFRICA CONVERSION CORPORATION

ASIA CONVERSION CORPORATION

TI AFRICA LIMITED

TI ASIA LIMITED

as joint and several Borrowers

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1A

as Lenders

– and –

BNP PARIBAS

FOKUS BANK

being the Norwegian Branch of Danske Bank A/S

FORTIS BANK S.A./N.V., UK BRANCH

ING BANK N.V.

NORDEA BANK NORGE ASA

SUMITOMO MITSUI BANKING CORPORATION, BRUSSELS BRANCH

as Lead Arrangers

– and –

DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S)

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

LANDESBANK HESSEN-THURINGEN GIROZENTRALE

DEXIA BANK BELGIUM SA/NV

SCOTIABANK (IRELAND) LIMITED

as Co-Arrangers

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1B

as Swap Banks

– and –

ING BANK N.V.

as Agent

and as Security Trustee

LOAN AGREEMENT

relating to

a loan facility of up to US$500,000,000 to finance the acquisition of the “TI ASIA” and “TI AFRICA” and their conversion

to floating storage and offloading facilities

Watson, Farley & Williams

London

INDEX

Clause		Page

1	INTERPRETATION	2

2	FACILITY	19

3	POSITION OF THE LENDERS AND SWAP BANKS	20

4	DRAWDOWN	20

5	INTEREST	21

6	INTEREST PERIODS	23

7	DEFAULT INTEREST	24

8	REPAYMENT AND PREPAYMENT	25

9	CONDITIONS PRECEDENT	27

10	REPRESENTATIONS AND WARRANTIES	28

11	GENERAL UNDERTAKINGS	30

12	CORPORATE UNDERTAKINGS	35

13	INSURANCE	36

14	FSO COVENANTS	40

15	PAYMENTS AND CALCULATIONS	43

16	APPLICATION OF RECEIPTS	44

17	APPLICATION OF EARNINGS	45

18	EVENTS OF DEFAULT	46

19	FEES AND EXPENSES	50

20	INDEMNITIES	52

21	NO SET-OFF OR TAX DEDUCTION	53

22	ILLEGALITY, ETC	54

23	INCREASED COSTS	55

24	SET-OFF	56

25	TRANSFERS AND CHANGES IN LENDING OFFICES	57

26	VARIATIONS AND WAIVERS	60

27	NOTICES	61

28	JOINT AND SEVERAL LIABILITY	63

29	SUPPLEMENTAL	64

30	LAW AND JURISDICTION	65

SCHEDULE 1 A LENDERS AND COMMITMENTS		66

B SWAP BANKS		67

SCHEDULE 2 DRAWDOWN NOTICE		68

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		69

SCHEDULE 4 TRANSFER CERTIFICATE		73

SCHEDULE 5 DESIGNATION NOTICE		77

SCHEDULE 6 MANDATORY COST FORMULA		78

EXECUTION PAGES		80

THIS AGREEMENT is made on 3 October 2008

BETWEEN

(1)	AFRICA CONVERSION CORPORATION, ASIA CONVERSION CORPORATION, TI AFRICA LIMITED and TI ASIA LIMITED, as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1A, as Lenders;

(3)	BNP PARIBAS, FOKUS BANK being the Norwegian Branch of Danske Bank A/S, FORTIS BANK S.A./N.V. UK BRANCH, ING BANK N.V., NORDEA BANK NORGE ASA and SUMITOMO MITSUI BANKING CORPORATION, BRUSSELS BRANCH as Lead Arrangers;

(4)	DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S), DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, LANDESBANK HESSEN-THURINGEN GIROZENTRALE, DEXIA BANK BELGIUM SA/NV and SCOTIABANK (IRELAND) LIMITED as Co-Arrangers;

(5)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1B, as Swap Banks;

(6)	ING BANK N.V., as Agent; and

(7)	ING BANK N.V., as Security Trustee.

BACKGROUND

The Lenders have agreed to make available to the Borrowers a facility of up to $500,000,000 in 2 Tranches for the following purposes:

(A)	Tranche 1 in an amount of up to $270,000,000 comprised of:

(i)	Tranche 1A in an amount up to $90,000,000, to finance the acquisition of FSO 1 (initially by Asia Conversion Corporation and, following delivery of FSO 1 and subject to the provisions of Clause 28.6, by TI Asia Limited) and for general corporate purposes; and

(ii)	Tranche 1B in an amount up to $180,000,000 to finance the Conversion Costs for FSO 1; and

(B)	Tranche 2 in an amount, when aggregated with the amount of Tranche 1B, up to $410,000,000 comprised of:

(i)	Tranche 2A in an amount up to $90,000,000, to finance the acquisition of FSO 2 (initially by Africa Conversion Corporation and, following delivery of FSO 2 and subject to the provisions of Clause 28.6, by TI Africa Limited) and for general corporate purposes; and

(ii)	Tranche 2B in an amount, when aggregated with the amount of Tranche 1B, up to $320,000,000 to finance the Conversion Costs for FSO 2.

(C)	The Swap Banks may agree to enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.

(D)	The Lenders and the Swap Banks have agreed to share in the security to be granted to the Security Trustee pursuant to this Agreement on the terms described herein.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Accounts Security Deed” means a deed creating security in respect of the Earnings Accounts and the Debt Service Reserve Accounts in the Agreed Form;

“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement;

“Africa Conversion” means Africa Conversion Corporation, a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands;

“Africa Tanker” means Africa Tanker Corporation, a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands;

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and made between the same parties;

“Agent” means ING Bank N.V., acting in such capacity through its office at Bijlmerplein 888,1102 MG, Amsterdam, The Netherlands, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Approved Flag” means:

(a)	in the case of FSO 1, Marshall Islands flag until the Transfer Date for FSO 1 and, thereafter, Belgian flag, Marshall Islands flag or Hong Kong flag; and

(b)	in the case of FSO 2, Marshall Islands flag;

“Approved Manager” means:

(a)	in the case of FSO 1, Euronav Shipmanagement SAS of De Gerlachekaai 20, B-2000 Antwerp 1, Belgium; and

(b)	in the case of FSO 2, OSG Ship Management (UK) Ltd. of Quorum 4, Balliol Business Park, East Benton Lane, Newcastle upon Tyne NE12 8EZ, England,

or, in each case, any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical manager of that FSO, such approval not to be unreasonably withheld or delayed;

“Arrangers” means each of the Lead Arrangers and the Co-Arrangers;

“Asia Conversion” means Asia Conversion Corporation, a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	in the case of Tranche 1A and Tranche 2A, the day falling 2 months after the Provisional Delivery Date for the relevant FSO and, in the case of Tranche 1B and Tranche 2B, the day falling 4 months after the Provisional Delivery Date for the relevant FSO (or, in each case, such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrowers); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Bank Guarantor” means the bank or banks which are a party to the Guarantee Facility and issue the Operating Period Guarantee (as defined in each Service Contract) for the FSOs;

“Borrowers” means each of the Conversion Borrowers and the TI Borrowers;

“Business Day” means a day on which banks are open in London, Brussels, Hong Kong, Oslo, Copenhagen and Amsterdam and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“CAR Insurances” means, in relation to a FSO, the construction all risks insurances to be taken out by Africa Conversion or Asia Conversion, as the case may be, during the period of the Conversion Works on that FSO;

“Change of Control” means:

(a)	in the case of Euronav, if 2 or more persons acting in concert or any individual person other than Saverco nv:

(i)	acquires legally and/or beneficially, and either directly or indirectly, in excess of 50 per cent. of the issued share capital of Euronav; or

(ii)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of Euronav; and

(b)	in the case of OSG:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this Clause (i) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 per cent. of the total voting power of OSG’s voting stock; or

(ii)	the replacement of a majority of the board of directors of OSG over a 2 year period who constituted the board of directors of OSG at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of OSG in office as of the date of such replacement who either were members of such board of directors at the beginning of such period or whose election as members of such board of directors was previously so approved;

“Co-Arrangers” means Danish Ship Finance A/S (Danmarks Skibskredit A/S), Deutsche Schiffsbank Aktiengesellschaft, Landesbank Hessen-Thuringen Girozentrale, Dexia Bank Belgium SA/NV and Scotiabank (Ireland) Limited;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meaning given in the relevant Master Agreement;

“Contractual Currency” has the meaning given in Clause 20.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Conversion Borrowers” means each of Africa Conversion and Asia Conversion;

“Conversion Budget” means, in relation to a FSO, the budget to be provided by the Borrowers to the Agent on or before service of the first Drawdown Notice, in form and substance satisfactory to the Lenders, detailing, amongst other things, the time required for the Conversion Works to be completed, the total expense of such work and the timing of such expenses, as may from time to time be modified in accordance with Clause 11.19;

“Conversion Contracts” means each of the FSO 1 Conversion Contract and the FSO 2 Conversion Contract;

“Conversion Costs” means, in relation to a FSO, the cost of the Conversion Works in relation to that FSO, including owner supplied items, design, yard supervision and yard work, and finance costs under this Agreement up until that FSO is delivered on site in Qatar;

“Conversion Works” means, in relation to a FSO, the works required to convert that FSO to a floating storage and offloading facility to be carried out pursuant to the Conversion Contract for that FSO;

“Co-ordination Deed” means the co-ordination deed to be entered into between the TI Borrowers, the Agent on behalf of the Lenders and the Bank Guarantor to regulate the relationship between the Lenders, the Bank Guarantor and the TI Borrowers and access to the security which will secure the obligations of the Borrowers under this Agreement as set forth in the Finance Documents and the obligations of the TI Borrowers under the Guarantee Facility;

“Creditor Party” means the Agent, the Security Trustee, the Arrangers, any Lender or any Swap Bank, whether as at the date of this Agreement or at any later time;

“Debt Service Reserve Account” means, in relation to a FSO, an account in the name of the TI Borrower owning that FSO with the Agent in Amsterdam designated “[Name of FSO] - Debt Service Reserve Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Debt Service Reserve Account in relation to that FSO for the purposes of this Agreement;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrowers pursuant to a Master Agreement with a Swap Bank and the Borrowers’ rights under such Master Agreement are subject to a Master Agreement Assignment;

(b)	its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)	it is designated by the Borrowers and/or by the relevant Swap Bank, by delivery by the Borrowers and/or that Swap Bank to the Agent of a notice of designation in the form set out in Schedule 5, as a Designated Transaction for the purposes of the Finance Documents;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a FSO, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that FSO or the Security Trustee and which arise out of the use or operation of that FSO, including (but not limited to):

(a)	all freight, hire and passage moneys and all amounts payable by Maersk under the Service Contract for a FSO (including, for the avoidance of doubt, any termination fee or mobilisation/demobilisation fee);

(b)	compensation payable to any Borrower or the Security Trustee in the event of requisition of a FSO for hire;

(c)	remuneration for salvage and towage services;

(d)	demurrage and detention moneys;

(e)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of a FSO; and

(f)	all moneys which are at any time payable under any Insurances in respect of loss of hire;

“Earnings Account” means, in relation to a FSO, an account in the name of the TI Borrower owning that FSO with the Agent in Amsterdam designated “[Name of FSO] - Earnings Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Earnings Account in relation to that FSO for the purposes of this Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a FSO; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a FSO and which involves a collision between a FSO and such other vessel or some other incident of navigation or operation, in either case, in connection with which a FSO is actually or reasonably likely to be arrested, attached, detained or injuncted and/or a FSO and/or any Borrower and/or any operator or manager of a FSO is at fault or allegedly at fault or otherwise reasonably likely to be subject to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a FSO and in connection with which a FSO is actually or reasonably likely to be arrested and/or where any Borrower and/or any operator or manager of a FSO is at fault or allegedly at fault or reasonably likely to be subject to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Euronav” means Euronav NV, a company incorporated in Belgium whose Belgium registered office is at De Gerlachekaai 20, B-2000 Antwerp 1, Belgium;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Extended Conversion Period” means, in relation to a FSO, the period ending 4 months after completion of the Conversion Works on that FSO and re delivery of that FSO by the Yard to the relevant Conversion Borrower;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Guarantees;

(d)	the Mortgages;

(e)	the Insurance Assignments;

(f)	the General Assignments;

(g)	the Service Contract Assignments;

(h)	the Accounts Security Deed;

(i)	the Shares Security Deed;

(j)	the Co-ordination Deed;

(k)	the Master Agreement Assignments;

(l)	the Quiet Enjoyment Letters; and

(m)	any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents to which this definition refers;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“First Repayment Date” means:

(a)	in relation to Tranche 1, the date falling 6 months after the Provisional Delivery Date of FSO 1; and

(b)	in relation to Tranche 2, the date falling 6 months after the Provisional Delivery Date of FSO 2;

“FSO 1” means the double hulled tanker type vessel of 442,839 dead weight tons named “TI ASIA” which is currently registered in the name of Euronav under Belgian flag which is to be transferred to, and registered in the ownership of, Asia Conversion before drawdown of the first Advance in relation to Tranche 1 and which is then to be transferred to, and registered in the ownership of, TI Asia on an Approved Flag for FSO 1 on completion of the Conversion Works in relation to that FSO and operation of that FSO under the relevant Service Contract;

“FSO 2” means the double hulled tanker type vessel of 441,655 dead weight tons named “TI AFRICA” which is currently registered in the name of Africa Tanker under Marshall Islands flag which is to be transferred to, and registered in the ownership of, Africa Conversion before drawdown of the first Advance in relation to Tranche 2 and which is then to be transferred to, and registered in the ownership of, TI Africa on Marshall Islands flag on completion of the Conversion Works in relation to that FSO and operation of that FSO under the relevant Service Contract;

“FSOs” means each of FSO 1 and FSO 2;

“FSO 1 Conversion Contract” means the standard docking repair and conversion contract dated 4 September 2008 entered into between Asia Conversion and the Yard for the conversion of FSO 1 to a floating storage and offloading facility;

“FSO 2 Conversion Contract” means the standard docking, repair and conversion contract dated 4 September 2008 entered into between Africa Conversion and the Yard in relation to the conversion of FSO 2 to a floating storage and offloading facility;

“FSO 1 Service Contract” means the service contract dated 31 March 2008 in relation to FSO 1 entered into between TI Asia and Maersk for service of FSO 1 in the A1 Shaheen Field, Block 5, offshore Qatar for a period of 8 years;

“FSO 2 Service Contract” means the service contract dated 31 March 2008 in relation to FSO 2 entered into between TI Africa and Maersk for service of FSO 2 in the A1 Shaheen Field, Block 5, offshore Qatar for a period of 8 years;

“GAAP” means generally accepted accounting principles applicable in jurisdiction of the relevant company;

“General Assignment” means:

(a)	in relation to FSO 1, the general assignment of Earnings, the Post Conversion Insurances and any Requisition Compensation in relation to that FSO to be executed by TI Asia in favour of the Security Trustee; and

(b)	in relation to FSO 2, the general assignment of Earnings, the Post Conversion Insurances and any Requisition Compensation in relation to that FSO to be executed by TI Africa in favour of the Security Trustee, each in the Agreed Form (and each to secure the obligations of the Borrowers under this Agreement and the obligations of the TI Borrowers under the Guarantee Facility);

“Guarantee Facility” means the guarantee facility to be entered into between the TI Borrowers and the Bank Guarantor (and ING Bank N.V. as security trustee) in relation to the Operating Period Guarantee (as defined in each Service Contract and which shall not exceed $25,000,000 each) to be issued by the Bank Guarantor pursuant to each Service Contract;

“Guarantees” means, in relation to a Guarantor, the several guarantee of the liabilities of the Borrowers under this Agreement and the other Finance Documents to be executed by that Guarantor in favour of the Security Trustee in the Agreed Form;

“Guarantors” means each of Euronav and OSG;

“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Insurance Assignment” means:

(a)	in relation to FSO 1, an assignment of the CAR Insurances in respect of FSO 1 to be executed by Asia Conversion in favour of the Security Trustee; and

(b)	in relation to FSO 2, an assignment of the CAR Insurance in respect of FSO 2 to be executed by Africa Conversion in favour of the Security Trustee,

each in the Agreed Form;

“Insurances” means, in relation to a FSO:

(a)	all policies and contracts of insurance, including entries of the FSO in any protection and indemnity or war risks association, which are effected in respect of the FSO, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lead Arrangers” means BNP Paribas, Fokus Bank (being the Norwegian Branch of Danske Bank A/S), Fortis Bank S.A./N.V., UK Branch, ING Bank N.V., Nordea Bank Norge ASA, and Sumitomo Mitsui Banking Corporation, Brussels Branch;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1A (or through another branch notified to the Agent under Clause 25.14) or its transferee, successor or assign;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, that period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as “Page 01” on the REUTERS Service or such other page as may replace Page 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that period for a period equal to that period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Maersk” means Maersk Oil Qatar AS, a company incorporated in Denmark and having a branch in Qatar at P.O. Box 22050, Doha, Qatar, which is a 100 per cent. subsidy of Maersk Oil AS;

“Maersk Bareboat Option” means, in relation to a FSO, the bareboat option in favour of Maersk under clause 29 of the Service Contract for that FSO;

“Maersk Purchase Option” means, in relation to a FSO, the purchase option in favour of Maersk under clause 28 of the Service Contract for that FSO;

“Major Casualty” means, in relation to a FSO, any casualty to the FSO in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $10,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 6;

“Margin” means 1.15 per cent. per annum;

“Maturity Date” means, in relation to each FSO, the date falling 8 years after the Provisional Delivery Date as defined in the Service Contract for that FSO;

“Master Agreement” means each master agreement (on the 1992 or 2002 (as the case may be) ISDA (Multicurrency-Crossborder) form) in an agreed form made or to be made between the Borrowers and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under such master agreement;

“Master Agreement Assignment” means, in relation to a Master Agreement, the Assignment of that Master Agreement to be executed by the Borrowers in favour of the Security Trustee in the Agreed Form;

“Mortgage” means:

(a)	in the case of FSO 1:

(i)	from the first Drawdown Date for FSO 1 up until the Transfer Date for FSO 1, the first preferred Marshall Islands ship mortgage to be executed by Asia Conversion in favour of the Security Trustee; and

(ii)	from the Transfer Date for FSO 1, the first preferred or priority (as the case may be) ship mortgage and, if appropriate given the Approved Flag for FSO 1, also the deed of covenant collateral to the said mortgage to be executed by TI Asia in favour of the Security Trustee; and

(b)	in the case of FSO 2:

(i)	from the first Drawdown Date for FSO 2 up until the Transfer Date for FSO 2, the first preferred Marshall Islands ship mortgage to be executed by Africa Conversion in favour of the Security Trustee; and

(ii)	from the Transfer Date for FSO 2, the first preferred Marshall Islands Ship Mortgage to be executed by TI Africa in favour of the Security Trustee,

each in the Agreed Form or, in the case of the mortgage on FSO 1 to be executed by TI Asia, in such form as the Agent (acting with the authorisation of the Majority Lenders) shall reasonably require (and each to secure the obligations of the Borrowers under this Agreement and also, in the case of the mortgages to be signed by the TI Borrowers, the TI Borrowers under the Guarantee Facility;

“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 22.1 or Clause 23.1 as the context requires;

“Original Project Costs” means the estimated total project cost of the acquisition and conversion of each of TI ASIA and TI AFRICA to an FSO, such estimate to be agreed between the Borrowers and the Lenders on or before the first Drawdown Date but currently anticipated to be $359,975,294 for each FSO (comprising, for each FSO, Conversion Costs of $159,975,294 plus the cost of acquiring each vessel by the Conversion Borrowers for their market value of $200,000,000 for conversion to FSOs);

“OSG” means Overseas Shipholding Group, Inc., a corporation incorporated in Delaware whose registered office is at 100 West Tenth Street, City of Wilmington, County of New Castle, Delaware;

“Payment Currency” has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a FSO not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a FSO, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(f);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Post Conversion Insurances” means, in relation to a FSO, all Insurances on that FSO to be taken out by TI Africa or TI Asia, as the case may be, after completion of the Conversion Works on that FSO;

“Post Conversion Service Contract Assignment” means:

(a)	in relation to FSO 1, the assignment in relation to the FSO 1 Service Contract to be executed by TI Asia in favour of the Security Trustee; and

(b)	in relation to FSO 2, the assignment in relation to the FSO 2 Service Contract to be executed by TI Africa in favour of the Security Trustee,

each in the Agreed Form (and each to secure the obligations of the Borrowers under this Agreement and the obligations of the TI Borrowers under the Guarantee Facility);

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Pre Conversion Service Contract Assignment” means:

(a)	in relation to FSO 1, the assignment in relation to the FSO 1 Service Contract to be executed by TI Asia in favour of the Security Trustee; and

(b)	in relation to FSO 2, the assignment in relation to the FSO 2 Service Contract to be executed by TI Africa in favour of the Security Trustee,

each in the Agreed Form;

“Project” means, in relation to a FSO, the design, development, financing, conversion, ownership, operation and maintenance of that FSO as further outlined in the Service Contract for that FSO or any other service or employment permitted by the Lenders during the Security Period;

“Project Costs” means the total project cost estimated for the acquisition and conversion of the FSOs, currently the Original Project Costs, as may from time to time be modified in accordance with Clauses 11.18 and 11.19;

“Provisional Delivery Date” means, in relation to a FSO, the “Provisional Delivery Date” as defined in the Service Contract for that FSO;

“Quiet Enjoyment Letter” means, in relation to a FSO, the letter of quiet enjoyment to be provided by the Security Trustee to Maersk (and to be signed by TI Asia or TI Africa (as the case may be) and Maersk) pursuant to the Service Contract in relation to that Ship;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 London business days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank

Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Banks” means, subject to Clause 25.16, the London branches of ING Bank N.V., Sumitomo Mitsui Banking Corporation Europe Limited, Fortis Bank SA/NV, Nordea Bank Finland plc and BNP Paribas;

“Relevant Person” has the meaning given in Clause 18.9;

“Repayment Date” means, in relation to a Tranche, a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Document or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each Guarantor and each Shareholder and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by any Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement;

(c)	neither any Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 or any other provision of this Agreement or another Finance Document or a Master Agreement; and

(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or a Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means ING Bank N.V., acting in such capacity through its office at Bijlmerplein 888,1102 MG, Amsterdam, The Netherlands, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Service Contract Assignment” means:

(a)	in relation to each FSO for the period up until the Transfer Date for that FSO, the Pre Conversion Service Contract Assignment for that FSO; and

(b)	in relation to each FSO from the Transfer Date for that FSO throughout the remainder of the Security Period, the Post Conversion Service Contract Assignment for that FSO;

“Service Contracts” means each of the FSO 1 Service Contract and the FSO 2 Service Contract;

“Service Contract Rights” means, in relation to a Service Contract:

(a)	all rights and interests relating to any amount of any kind payable under the terms of that Service Contract;

(b)	all rights to have Maersk take the FSO pursuant to that Service Contract or withdraw the FSO from Maersk;

(c)	all rights to commence, conduct, defend or compromise or abandon any legal or arbitration relating to that Service Contract or any matter arising out of or in connection with the Service Contract; and

(d)	to the extent not included in the foregoing, the Assigned Property defined in the Service Contract Assignment for that Service Contract;

“Servicing Bank” means the Agent or the Security Trustee;

“Share Security Deed” means, in relation to a Borrower, a deed creating security over the shares of that Borrower to be executed by the relevant Shareholders in favour of the Security Trustee in the Agreed Form;

“Shareholders” means:

(a)	in relation to each Conversion Borrower, Euronav Hong Kong Limited, a company incorporated in Hong Kong, and Africa Tanker; and

(b)	in relation to each TI Borrower, Euronav Hong Kong Limited and OSG International Inc., a company incorporated in the Marshall Islands;

“Swap Bank” means a bank or financial institution listed in Schedule 1B and acting through its branch indicated in Schedule 1B;

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction;

“TI Africa” means TI Africa Limited, a company incorporated in Hong Kong whose registered office is at Room 3206, 32nd Floor, Lippo Centre, Tower Two, 89 Queensway, Hong Kong;

“TI Asia” means TI Asia Limited, a company incorporated in Hong Kong whose registered office is at Room 3206, 32nd Floor, Lippo Centre, Tower Two, 89 Queensway, Hong Kong;

“TI Borrowers” means each of TI Africa and TI Asia;

“Total Loss” means, in relation to a FSO:

(a)	actual, constructive, compromised, agreed or arranged total loss of the FSO;

(b)	any expropriation, confiscation, requisition or acquisition of the FSO, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 3 months redelivered to the full control of the Borrower owning the FSO; and

(c)	any arrest, capture, seizure or detention of the FSO (including any hijacking or theft) unless it is within 3 months redelivered to the full control of the Borrower owning the FSO;

“Total Loss Date” means, in relation to a FSO:

(a)	in the case of an actual loss of the FSO, the date on which it occurred or, if that is unknown, the date of the last communication from the FSO;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the FSO, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning the FSO with the FSOs’ insurers in which the insurers agree to treat the FSO as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranche 1” means an amount up to $270,000,000 comprised of Tranche 1A and Tranche 1B;

“Tranche 1A” means an amount of up to $90,000,000 to be made available to the Borrowers for the purpose of financing the acquisition of FSO 1 and for general corporate purposes, of which $50,000,000 will be made available on the transfer of FSO 1 to Asia Conversion and $40,000,000 will be made available on the Transfer Date in relation to FSO 1;

“Tranche 1B” means an amount of up to $180,000,000 to be made available to the Borrower to fund the Conversion Costs in relation to FSO 1;

“Tranche 2” means, when aggregated with the amount of Tranche 1B, an amount up to $410,000,000 comprised of Tranche 2A and Tranche 2B;

“Tranche 2A” means an amount of up to $90,000,000 to be made available to the Borrowers for the purpose of financing the acquisition of FSO 2 and for general corporate purposes, of which $50,000,000 will be made available on the transfer of FSO 2 to Africa Conversion and $40,000,000 will be made available on the Transfer Date in relation to FSO 2;

“Tranche 2B” means, when aggregated with the amount of Tranche 1B, an amount up to $320,000,000 to be made available to the Borrower to fund the Conversion Costs in relation to FSO 2;

“Tranches” means each of Tranche 1 and Tranche 2;

“Transaction” has the meaning given in each Master Agreement;

“Transfer Certificate” has the meaning given in Clause 25.2;

“Transfer Date” means:

(a)	in relation to FSO 1, the date on which FSO 1 is transferred from Asia Conversion to, and registered in the ownership of, TI Asia under the Belgium flag following completion of the Conversion Works for FSO 1; and

(b)	in relation to FSO 2, the date on which FSO 2 is transferred from Africa Conversion to, and registered in the ownership of, TI Africa under the Marshall Islands flag following completion of the Conversion Works for FSO 2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed; and

“Yard” means Drydock-World Dubai (LLC).

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a FSO, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the FSO in consequence of its insured value being less than the value at which the FSO is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a FSO, all insurances effected, or which the Borrower owning the FSO is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(l/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a loan facility not exceeding $500,000,000 comprised of Tranches 1 and 2.

2.2	Lenders’ participations in Advances. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances. The Borrowers undertake with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS AND SWAP BANKS

3.1	Interests several. The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2	Individual right of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lenders’ consent. Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against any Borrower or any Security Party in connection with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.

3.4	Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or Swap Banks being increased; nor

(b)	any Borrower, any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Amsterdam time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	an Advance of $50,000,000 in relation to Tranche 1A shall be made available on the transfer of FSO 1 from Euronav to Asia Conversion and an Advance of $50,000,000 shall be made available in relation to Tranche 2A on the transfer of FSO 2 from Africa Tanker to Africa Conversion;

(c)	an Advance of $40,000,000 in relation to Tranche 1A shall be made available on the Transfer Date in relation to FSO 1 and an Advance of $40,000,000 in relation to Tranche 2A shall be made available on the Transfer Date in relation to FSO 2;

(d)	each Advance in relation to Tranche 1B shall be made available to fund the Conversion Costs in relation to FSO 1 and each Advance in relation to Tranche 2B shall be made available to fund the Conversion Costs in relation to FSO 2;

(e)	there shall be no more than 14 Advances in relation to each of Tranche 1 and Tranche 2 at any time;

(f)	the aggregate amount of the Advances in relation to Tranche 1B and Tranche 2B shall not exceed $320,000,000;

(g)	the aggregate amount of Tranche 1 and Tranche 2 shall not exceed 70 per cent. of the aggregate Project Costs; and

(h)	the aggregate amount of the Advances shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance, the Tranche to which the Advance relates to and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by 2 directors or by a duly authorised person on behalf of the Borrowers; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to any third party shall constitute the making of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on an Advance in respect of each Interest Period applicable to it shall be paid by the Borrowers on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on an Advance in respect of an Interest Period applicable to it shall be the aggregate of the Margin, the Mandatory Cost (if any) and LIBOR for that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no rate is quoted on REUTERS BBA Page LIBOR 01 and 2 or more of the Reference Banks do not, before 1.00 p.m. (Amsterdam time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (Amsterdam time) on the Quotation Date for the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrowers, each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before an Advance is made the Lenders’ obligations to make the Advance shall be suspended while the circumstances referred to in the Agent’s notice continue unless and until an alternative interest rate has been agreed in accordance with Clauses 5.10 to 5.12 (inclusive).

5.10	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after an Advance is made, the Borrowers, the Agent, the Lenders and the Swap Counterparties shall use reasonable endeavours to agree, within the 15 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender, set an interest period and interest rate representing the cost of funding of the Lenders in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

At the request of the Borrowers, the Agent will advise the Borrowers of the then current status of the circumstances giving rise to any market disruption referred to in Clause 5.7 during the period of any alternative rate of interest under Clauses 5.10, 5.11 and/or 5.12.

5.13	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 15 Business Days’ notice of their intention to prepay at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan together with accrued interest thereon at the applicable rate plus the Margin.

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date of that Advance and each subsequent Interest Period applicable to that Advance shall commence on the expiry of the preceding Interest Period applicable to it.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3, 6, 9 or 12 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)	in the case of any Interest Period applicable to an Advance in relation to Tranche 1 which is in effect on the date falling 4 months after the Transfer Date for FSO 1, that Interest Period shall end on the said date, whereupon all the Advances in relation to Tranche 1 shall be consolidated and treated as a single Advance for Tranche 1;

(c)	in the case of any Interest Period applicable to an Advance in relation to Tranche 2 which is in effect on the date falling 4 months after the Transfer Date for FSO 2, that Interest Period shall terminate on the said date, whereupon all the Advances in relation to Tranche 2 shall be consolidated and treated as a single Advance for Tranche 2;

(d).	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or

(e)	such other period as the Agent may, with the authorisation of the Lenders, agree with the Borrowers.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Amsterdam time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments.

(a)	A Tranches. The Borrowers shall repay each of Tranche 1A and Tranche 2A by annuity style amortisation to a balloon of $45,000,000 by 16 semi-annual instalments together with the balloon of $45,000,000 payable together with the final instalment. The Agent shall provide the Borrowers and the Lenders with a repayment schedule for Tranche 1A and Tranche 2A before the Drawdown Date of that Tranche.

(b)	B Tranches. The Borrowers shall repay each of Tranche 1B and Tranche 2B by annuity style amortisation to zero by 16 semi-annual instalments. An illustrative repayment schedule assuming an amount of $160,000,000 for Tranche 1B and Tranche 2B is shown in the Repayment Schedule. The Agent agrees that, promptly after receipt of the relevant Drawdown Notice evidencing the amount of Tranche 1B and Tranche 2B (as the case may be), it shall provide the Borrowers and the Lenders with a repayment schedule for that Tranche.

8.2	Repayment Dates. The first instalment for each Tranche shall be repaid on the First Repayment Date for that Tranche and the last instalment on the date falling 90 months after such First Repayment Date.

8.3	Final Repayment Date. On the Maturity Date for each Tranche, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document in relation to that Tranche.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay, without penalty, the whole or any part of the Loan.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $1,000,000 or a multiple of $1,000,000 (or such other amount as may be agreed by the Agent);

(b)	the Agent has received from the Borrowers at least 3 Business Days prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any official regulation relevant to this Agreement which affects any Borrower or any Security Party has been complied with.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).

8.8	Mandatory prepayment on sale or Total Loss. The Borrowers shall be obliged to prepay the relevant proportion of the Loan if a FSO is sold (which, for the avoidance of doubt, includes a transfer pursuant to the Maersk Purchase Option) or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the FSO to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

In this Clause 8.8 and in Clauses 8.9, 8.10 and 8.11 the “relevant proportion” means the full amount of Tranche 1A (in the case of FSO 1) and the full amount of Tranche 2A (in the case of FSO 2) plus, in each case, an amount equal to the higher of:

(i)	50 per cent. of the aggregate of the amount of Tranche 1B and Tranche 2B outstanding as at the date of the sale or Total Loss; and

(ii)	such amount as may be required so that the market value (as determined on a basis which is satisfactory to the Lenders) of the FSO which remains financed under this Agreement is not less than 143 per cent. of the amount of the Loan outstanding after such prepayment.

If the remaining FSO is sold or becomes a Total Loss, the Borrowers shall prepay the full amount of the Loan.

8.9	Mandatory prepayment on non-completion of the Conversion Works. The Borrowers shall be obliged to repay the relevant proportion of the Loan if the Conversion Works in relation to the relevant FSO have not been completed by the day falling 180 days after the Scheduled Provisional Delivery Date (as referred to in clause 9.1 in the Service Contract for that FSO).

8.10	Mandatory prepayment on termination of Service Contract. The Borrowers shall be obliged to prepay the relevant proportion of the Loan if the Service Contract in relation to an FSO is terminated (including, for the avoidance of doubt, cancellation for convenience or war) unless such termination results from Maersk exercising the Maersk Bareboat Option and the relevant TI Borrower has executed in favour of the Security Trustee an assignment of such bareboat charter in such form as the Lenders may reasonably require.

8.11	Mandatory prepayment on Maersk Bareboat Option. The Borrowers shall be obliged to prepay the relevant proportion of the Loan if Maersk exercises the Maersk Bareboat Option, on or before the date on which the bareboat charter is entered into pursuant to the said Maersk Bareboat Option, unless the relevant TI Borrower has executed in favour of the Security Trustee an assignment of such bareboat charter in such form as the Lenders may reasonably require.

8.12

Mandatory prepayment on Change of Control. If there is a Change of Control, the Borrowers shall be obliged to prepay the Loan not later than 60 days following the occurrence of the Change of Control unless the Agent has approved the Change of Control (acting with the authorisation of the Majority Lenders, which authorisation shall not be unreasonably withheld or delayed and shall only be withheld if there is a valid and reasonable concern on the part of such Lenders as to the financial position of the person in control after the Change of Control or the identity of such person).

8.13	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

8.14	Application of partial prepayment. Each partial prepayment shall be applied pro rata against each Tranche and then pro rata against the repayment instalments (including the balloon) specified in Clause 8.1 in inverse order of maturity.

8.15	No reborrowing. No amount prepaid may be reborrowed.

8.16	Unwinding of Designated Transactions. Immediately after any partial repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining corresponds to (taking into account the scheduled amortisation) the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1 provided that the Borrowers shall not be required to wholly or partially reverse, offset, unwind or otherwise terminate any continuing Designated Transaction on any repayment or prepayment of the Loan if that Designated Transaction is out of the money for the Borrowers.

If a FSO is sold or becomes a Total Loss and the Borrowers do not wholly or partially reverse, offset, unwind or otherwise terminate one or more of any continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining corresponds to (taking into account the scheduled amortisation) the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1, then the Borrowers shall, simultaneously with the prepayment of the relevant amount of the Loan pursuant to Clause 8.8, provide security in the form of a pledged cash deposit or such other security as may be agreed between the Borrowers and the Agent (acting with the authorisation of the Lenders or, with the authorisation of the Swap Banks, if the Loan has been repaid) in an amount acceptable to the Swap Banks. Such security shall be executed in favour of the Security Trustee and shall be held for the benefit of the Swap Banks whose Designated Transactions have not been wholly or partially reversed, offset, unwound or otherwise terminated on the sale or Total Loss of the relevant FSO.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on the first Drawdown Date but prior to the making of the first Advance in relation to each of Tranche 1A and Tranche 2A, the Agent receives or is satisfied that it will receive on the making of the first Advance the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;

(c)	that, on the first Drawdown Date but prior to making the second Advance in relation to each of Tranche 1A and Tranche 2A, the Agent receives or is satisfied that it will receive on the making of the Advance on that date the documents in relation to that FSO described in Part C of Schedule 3 in form and substance satisfactory to it and its lawyers;

(d)	that, on or before the making of each Advance in relation to each of Tranche 1B and Tranche 2B, the Agent receives copies of invoices or such other documentation which may be satisfactory to the Lenders in relation to the Conversion Works to be financed by that Advance together with such other documents which the Agent, with the authorisation of the Majority Lenders, may request by notice to the Borrowers before the Drawdown Date;

(e)	that, on or before the service of the first Drawdown Notice, the Agent receives the arrangement fee referred to in Clause 19.1, all accrued commitment fee payable pursuant to Clause 19.1 and the first instalment of the annual agency fee referred to in Clause 19.1;

(f)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance;

(ii)	the representations and warranties in Clause 10.1 and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;

(g)	that the aggregate amount of the Advances in relation to the FSOs, following the making of the Advance, shall not exceed 70 per cent. of the aggregate of the Project Costs; and

(h)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, reasonably request by notice to the Borrowers prior to the Drawdown Date.

9.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. Each Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. Each Borrower is duly incorporated and validly existing and in good standing (as the case may be) under the laws of the Marshall Islands in the case of the Conversion Borrowers and Hong Kong in the case of the TI Borrowers.

10.3	Share capital and ownership.

(a)	Each Conversion Borrower has 500 authorised shares with no par value, 2 of which shares have been issued and fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, as to 1 share by Euronav Hong Kong Limited, a subsidiary of Euronav and as to 1 share by Africa Tanker, an indirect subsidiary of OSG; and

(b)	each TI Borrower has an authorised share capital of $10,000 divided into 10,000 shares of $1.00 each, 2 of which shares have been issued and fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, as to 1 share by Euronav Hong Kong Limited, a subsidiary of Euronav and as to 1 share by OSG International, Inc., a subsidiary of OSG.

10.4	Corporate power. Each Borrower (or, in the case of paragraph (a), will have) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to register the FSO in its name under the Approved Flag for that FSO;

(b)	to execute the Conversion Contracts and the Service Contracts to which it is a party;

(c)	to execute the Finance Documents to which that Borrower is a party and the Master Agreements; and

(d)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, those Finance Documents to which that Borrower is a party and the Master Agreements.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which each Borrower is a party and the Master Agreements, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by each Borrower of each Finance Document to which it is a party and the Master Agreements, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party and each Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

10.9	No withholding taxes. All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided by or on behalf of the Borrowers or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of any Borrower from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action involving any Borrower or Africa Tanker (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to any Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on any Borrower’s ability to perform its obligations under the Finance Documents.

10.13	Validity and completeness of Conversion Contracts and Service Contracts. Each of the Conversion Contracts and Service Contracts constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms and:

(a)	the copy of each of the Conversion Contracts and Service Contracts delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to any of the Conversion Contracts and Service Contracts have been agreed nor has any parties thereto waived any of their respective rights under such documents.

10.14	Compliance with certain undertakings. At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.15	Taxes paid. Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the FSO owned or to be owned by it.

10.16	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Manager and the FSOs have been complied with.

10.17	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which a Borrower is a party, the Borrowers confirm (i) that they are acting for their own account; (ii) that they will use the proceeds of the Loan for their own benefit, under their full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive (91/308) (EEC) of the Council of the European Communities).

11	GENERAL UNDERTAKINGS

11.1	General. Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld or delayed in the case of Clause 11.12).

11.2	Title; negative pledge. Each Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in the FSO owned or to be owned by it (which shall be owned by the relevant Conversion Borrower until transferred to the relevant TI Borrower on the Transfer Date for that FSO), its Insurances and Earnings and the Conversion Contract and Service Contract Rights in relation to that FSO, free from all Security Interests and other interests and rights of every kind, except for the Maersk Purchase Option and Maersk Bareboat Option and except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future;

11.3	No disposal of assets. No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except for the Maersk Purchase Option and the Maersk Bareboat Option; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

Provided that the Conversion Borrowers may transfer the FSOs to the TI Borrowers subject to the terms of this Agreement and satisfaction of the conditions precedent in Part C to Schedule 3.

11.4	No other liabilities or obligations to be incurred. No Borrower will incur any liability or obligation except liabilities and obligations under the Conversion Contracts, the Service Contracts, the Guarantee Facility, the Master Agreements and the Finance Documents to which it is a party and liabilities or obligations incurred in the ordinary course of operating and chartering the FSO owned or to be owned by it.

11.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. Each Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of that Borrower, the audited accounts of that Borrower;

(b)	as soon as possible, but in no event later than 45 days after the end of each quarter in each financial year of that Borrower:

(i)	unaudited accounts of that Borrower which are certified as to their correctness by 2 directors of that Borrower; and

(ii)	management accounts in a format approved by the Agent which show the results of the operation of the FSO owned by it during the preceding financial quarter and which are certified as to their correctness by 2 directors of that Borrower;

(c)	as soon as possible, but in no event later than 60 days after the end of each financial year of that Borrower, a budget in a format approved by the Agent which shows all anticipated income and expenditure of the FSO owned by it during the next financial year of that Borrower; and

(d)	the Borrowers shall also endeavour to procure that the Agent is sent as soon as possible, but in no event later than 180 days after the end of each financial year of Maersk, the audited accounts of Maersk.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the relevant Borrower at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant Borrower.

11.8	Creditor notices. Each Borrower will send the Agent, at the same time as they are despatched, copies of all material communications which are despatched to that Borrower’s creditors or any class of them.

11.9	Consents. Each Borrower will maintain in force and promptly obtain or renew, and, if so requested, will promptly send certified copies to the Agent of, all consents required:

(a)	for that Borrower to perform its obligations under the Conversion Contract, the Service Contract, any Finance Document to which it is a party and any Master Agreement;

(b)	for the validity or enforceability of the Conversion Contract, the Service Contract and any Finance Document to which it is a party and any Master Agreement;

(c)	for that Borrower to continue to own and operate the FSO owned or to be owned by it (which shall be from the first Drawdown Date of the relevant Tranche up until the Transfer Date for that FSO the relevant Conversion Borrower and, thereafter, throughout the Security Period the relevant TI Borrower), and that Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation. Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Manager or the FSO owned by it, the Earnings or the Insurances, the Conversion Contracts, the Service Contracts or the Project as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12

No amendment to Conversion Contracts or Service Contracts. No Borrower will agree to any material amendment or supplement to, or waive or fail to enforce, the Conversion Contract or Service Contract to which it is a party or any of its provisions, and, for the avoidance of doubt, neither of the TI Borrowers shall agree any extension to the Provisional Delivery Date under the Service Contracts without the consent of the Agent (acting with the authorisation of the Lenders) unless Maersk is entitled to extend the Provisional Delivery Date under the Service Contracts without requiring the consent of the TI Borrowers

11.13	Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at either its registered address or the address of its parent; and no Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than its place of incorporation.

11.14	Confirmation of no default. Each Borrower will, within 5 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of that Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred and is continuing; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if no Advances have been made) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 11.14 does not affect the Borrowers’ obligations under Clause 11.15.

11.15	Notification of default. Each Borrower will notify the Agent as soon as that Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information. Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to that Borrower, the FSO owned or to be owned by it, the Earnings or the Insurances; or

(b)	to the Conversion Contracts and their performance by the parties thereto; or

(c)	to the Service Contracts and any action by Maersk under or on connection with the Service Contracts; or

(d)	to any other matter relevant to, or to any provision of, a Finance Document or the Project,

which may be reasonably requested by the Agent, the Security Trustee or any Lender at any time.

11.17	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrowers or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.18	Updates on Conversion Contracts. The Borrowers will:

(a)	with a first report not later than 30 days after the first Drawdown Date send to the Agent monthly updates throughout the period of the Conversion Works on the performance of the Conversion Contracts and, promptly after a request from the Agent, any additional information which the Agent may request in relation to such reports;

(b)	promptly notify the Agent of any material defect, imperfection or other fault becoming apparent in any part of the works being carried out pursuant to the Conversion Contracts (and for the purpose of this paragraph, a defect, imperfection or other fault is material if the cost or estimated cost of repairing, amending, reconstruction, rectifying or making good the same is or may reasonably be expected to be in the excess of $5,000,000 (or the equivalent of $5,000,000 in any other currency); and

(c)	inform the Agent as soon as reasonably possible if there is, or is likely to be, any material delay, or cost overrun in the performance of any of the Conversion Contracts or a default or possible default by the Yard or any other person under any of the Conversion Contracts or any other incident which will or might affect the due performance of any of the Conversion Contracts.

11.19	Project Costs and Conversion Budget. Without limiting its obligations under Clause 11.18, the Borrowers will, as soon as they become aware of any change or prospective change in the Original Project Costs or to any detail of the Conversion Budget in either case resulting individually or cumulatively in an increase of the Project Costs or Conversion Budget of more than $16,000,000 from that incorporated and detailed in the Original Project Costs (an “Excess”), notify the Agent of such change in writing. Following such notification, the Agent and the Borrowers will discuss such change or prospective change and, if so requested by the Borrowers and the Agent agrees, the Project Costs and Conversion Budget shall, for the purpose of this Agreement, be as amended by such change or prospective change to the Original Project Costs. If no agreement can be reached within 1 week of the commencement of such discussions, the Agent’s decision to change or not change the Original Project Costs or the Conversion Budget (after consultation with the Lenders and subject to the consent of the Majority Lenders) shall be final and binding on the Borrowers Provided that the agreement of the Agent shall not be required for any changes in the Project Costs where the amount of the Excess shall be and is funded by a corresponding payment from Maersk.

11.20	No amendment to Master Agreements. The Borrowers will not agree to any amendment or supplement to, or waive or fail to enforce, any Master Agreement or any of its provisions.

12	CORPORATE UNDERTAKINGS

12.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. Each Borrower will maintain its separate corporate existence and remain in good standing (as applicable in the relevant jurisdiction) under the laws of the Marshall Islands in the case of the Conversion Borrowers and under the laws of Hong Kong in the case of the TI Borrowers.

12.3	Negative undertakings. No Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of the FSO (or the transfer before its conversion) owned or to be owned by it; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital Provided that the Borrowers may pay a dividend or make a distribution subject to the following conditions:

(i)	the Borrowers are in compliance with the covenants and undertakings in this Agreement and no Event of Default has occurred and is continuing or would result from the payment of such dividend;

(ii)	no force majeure event has occurred and is continuing under a Service Contract with no force majeure rates payable under a Service Contract;

(iii)	the rate payable under a Service Contract has not remained unpaid for a period of 30 days or more; and

(iv)	the Debt Service Reserve Accounts each have at least an amount equal to 6 months of principal and gross interest (non-capitalised) due under this Agreement in relation to the relevant Tranche in accordance with Clause 12.4.

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length;

(d)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks with a minimum Standard and Poor’s rating of AA-, or enter into any transaction in a derivative other than Designated Transactions; or

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.4	Debt service reserve. The Borrowers undertake to pay to each Debt Service Reserve Account an account equal to 6 months principal and gross interest (non-capitalised) due under this Agreement in relation to each Tranche (the Debt Service Reserve Account in relation to FSO 1 in the case of Tranche 1 and the Debt Service Reserve Account in relation to FSO 2 in the case of Tranche 2) to be built up during the period commencing on the Transfer Date in relation to the relevant FSO and the date falling 30 months after that date and, thereafter, to maintain such amount on each Debt Service Reserve Account throughout the remainder of the Security Period.

12.5	Transfer of ownership. Subject to the consent of the Agent, acting with the authorisation of all of the Lenders (such consent not to be unreasonably withheld or delayed), the shares in a Borrower or Borrowers may be transferred so that 1 Guarantor becomes the beneficial owner of all the shares in that Borrower or Borrowers subject to the amendment of the Guarantee of the Guarantor which becomes the 100 per cent. owner to cover 100 per cent. of the liabilities of the relevant Borrower or Borrowers under the Loan Agreement and other Finance Documents and, for the avoidance of doubt, such event shall not constitute a prepayment event.

13	INSURANCE

13.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. Each Borrower shall keep the FSO owned by it insured at the expense of that Borrower against:

(a)	during the period of the Conversion Works in relation to the FSO and prior to the Transfer Date for that FSO, CAR Insurances (and the Borrowers shall not be required to insure the FSO against the risks referred to in (b), (c) or (d) of this Clause 13.2 until completion of the Conversion Works);

(b)	fire and usual marine risks (including hull and machinery and excess risks);

(c)	war risks;

(d)	protection and indemnity risks; and

13.3	Terms of obligatory insurances. Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) when aggregated with such insurances of the other FSO 125 per cent. of the Loan and (ii) the market value of the FSO owned by it;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the FSO owned by it;

(e)	on approved terms;

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations; and

(g)	so as to comply with the requirements of the Service Contract for the FSO.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances shall:

(a)	in relation to the obligatory insurances for hire and usual marine risks and war risks, whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if the Borrowers fail to do so.

13.5	Renewals. The Borrowers shall ensure that:

(a)	before the expiry of any obligatory insurance, that obligatory insurance is renewed; and

(b)	promptly after each such renewal, there is provided to the Security Trustee details of the terms and conditions on which such obligatory insurances have been renewed.

If there is a change in the insurers and/or markets through whom the obligatory insurances are placed the Borrowers shall procure that the Security Trustee is notified within a reasonable time of the names of the insurers and/or markets employed for the purposes of the renewal of the obligatory insurance and of the amounts in which they are renewed.

13.6	Letters of undertaking. In relation to all obligatory insurances effected from time to time under Clause 13.2, the Borrowers shall ensure that all brokers and any protection and indemnity or war risks associations in which a FSO is entered, in each case being approved by the Security Trustee, provide the Security Trustee with letters of undertaking:

(a)	in the case of a broker, in a form standard in the insurance market in which such broker operates or any professional association of which that approved broker is a member;

(b)	in the case of a protection and indemnity or war risks association, in its standard form.

If any of the obligatory insurances referred to in Clause 13.2(a) and/or (b) form part of a fleet cover, the Borrowers will procure that any letter of undertaking referred to in paragraph (a) of this Clause 13.6 is amended to provide that the relevant brokers shall undertake to the Security Trustee that they shall neither set-off against any claims in respect of the relevant FSO any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances.

13.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the FSO owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that FSO; and

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee.

13.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the FSO owned by it approved by the underwriters of the obligatory insurances Provided that a Borrower may change the classification society of the FSO owned by it subject to the prior written consent of the Agent acting with the authorisation of the Majority Lenders (such consent not to be unreasonably withheld or delayed) and Provided that no consent of the Agent shall be required if the change of manager or operator result in Euronav or OSG becoming the manager or operator of both FSOs; and

(c)	no Borrower shall employ the FSO owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. The Borrowers shall procure that:

(a)	no adverse alteration is made to any obligatory insurance (which alteration is, in the reasonable opinion of the Security Trustee, likely to materially adversely affect the Lenders) without the prior written consent of the Security Trustee; and

(b)	all the steps under its control are taken to seek to avoid the occurrence of any act or omission which would enable cancellation of any obligatory insurance or render any obligatory insurance invalid, void or unenforceable or render any sum paid out under any obligatory insurance repayable in whole or in part.

13.13	Settlement of claims. No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications. Promptly after a request of the Agent (acting reasonably), each Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information. Each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances,

and the Borrowers shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses reasonably incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest and additional perils insurances. The Security Trustee shall maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Agent or Security Trustee (as the case may be) in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

Notwithstanding the above, if at any time the Agent or Security Trustee proposes to effect any insurances of the nature referred to in this Clause, it shall first notify the Borrowers of the insurance which it proposes to effect, the terms on which it requires it to be effected and the date from which it requires it to be so effected. If, before the date on which the Agent or Security Trustee (as the case may be) requires that insurance to be effected, the Borrowers can demonstrate to the Agent or Security Trustee (as the case may be) that a firm of insurance brokers with a reputation acceptable to the Agent or the Security Trustee (as the case may be) is able to arrange that insurance upon the same terms, before that date, for a price lower than that for which any firm of insurance brokers nominated by the Agent or Security Trustee is prepared to arrange that insurance and with underwriters acceptable to the Agent or Security Trustee (as the case may be), and if that firm of insurance brokers will enter into such agreements with the Agent or Security Trustee (as the case may be) as it may require taking into account the identity of that firm of insurance brokers, the Agent or Security Trustee (as the case may be) shall not unreasonably refuse to effect that insurance through that firm of insurance brokers so nominated by the Borrowers.

14	FSO COVENANTS

14.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period (in the case of each FSO, after it has been redelivered to the relevant Borrower under the Conversion Contracts where applicable) except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit (such permission not to be unreasonably withheld or delayed in the case of Clause 14.14).

14.2	FSO’s name and registration. Each Borrower shall keep the FSO owned or to be owned by it registered in its name under the Approved Flag for that FSO; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the FSO during its period of ownership by that Borrower.

14.3	Repair and classification. Each Borrower shall keep the FSO owned or to be owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	after completion of the Conversion Works, so as to maintain that FSO’s class as referred to in the relevant Service Contract (namely segregated ballast tanks Floating, Storage and Offloading Facility with class notation +A1 (SBT) (FSO) (DH) (S)20 with America Bureau of Shipping, Lloyd’s Register, Bureau Veritas or Det Norske Veritas) free of overdue recommendations and conditions affecting that FSO’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag or to vessels operating or trading to any jurisdiction to which that FSO may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Modification. Following completion of the Conversion Works, no Borrower shall make any modification or repairs to, or replacement of, any FSO or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that FSO or materially reduce its value unless so requested by Maersk in accordance with the terms of the Service Contracts.

14.5	Removal of parts. Other than as required for the Conversion Works and unless so requested by Maersk in accordance with the terms of the Service Contracts, no Borrower shall remove any material part of any FSO, or any item of equipment installed on, any FSO unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant FSO the property of the relevant Borrower and subject to the security constituted by the relevant Mortgage Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the FSO owned by it.

14.6	Surveys. Each Borrower shall submit the FSO owned by it regularly to all periodical or other surveys which may be required for classification purposes and shall comply with all conditions and recommendations affecting that FSO’s class of the relevant classification society in accordance with their terms unless waived.

14.7	Inspection. Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose, at the Borrowers’ expense once a year and after reasonable notice to the Borrowers) to board the FSO owned by it at all reasonable times to inspect its condition (without interfering with that FSO’s operation) or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.8	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the FSO owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the FSO owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the FSO owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the FSO owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. Each Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the FSO owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the FSO owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the FSO owned by it to enter or trade to any zone which is declared a war zone by any government or by the FSOs war risks insurers unless that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.10	Provision of information. Each Borrower shall promptly provide the Security Trustee with any information which it reasonably requests regarding:

(a)	the FSO owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the FSO owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the FSO owned by it and any payments made in respect of that FSO;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager’s compliance and the compliance of the FSO owned by it with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the FSO owned by it, of any current charter guarantee and copies of the Borrower’s or the Approved Manager’s Document of Compliance.

14.11	Notification of certain events. Each Borrower shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the FSO owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any outstanding or overdue requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the FSO owned by it, any exercise or purported exercise of any lien on that FSO or its Earnings or any requisition of that FSO for hire;

(e)	any intended dry docking of the FSO owned by it other than a routine drydocking;

(f)	any Environmental Claim made against that Borrower or in connection with the FSO owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the FSO owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers etc. No Borrower shall, in relation to the FSO owned by it:

(a)	let that FSO on demise charter for any period unless bareboat chartered to Maersk pursuant to the Maersk Bareboat Option and in accordance with Clause 8.11;

(b)	enter into any charter in relation to that FSO under which more than 2 months’ hire (or the equivalent) is payable in advance;

(c)	charter that FSO otherwise than on bona fide arm’s length terms at the time when that FSO is fixed;

(d)	appoint a manager of that FSO other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(e)	de-activate or lay up that FSO other than as permitted pursuant to the Service Contract for that FSO; or

(f)	put that FSO into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed the amount specified for a Major Casualty (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that FSO or its Earnings for the cost of such work or for any other reason.

14.13	Notice of Mortgage. Each Borrower shall keep the relevant Mortgage registered against the FSO owned by it as a valid first preferred or priority mortgage (as the case may be), carry on board that FSO a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that FSO a framed printed notice stating that that FSO is mortgaged by that Borrower to the Security Trustee.

14.14	Sharing of Earnings. No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

14.15	ISPS Code. Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the FSO owned by that Borrower and the company responsible for that FSO’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that FSO an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Lenders or by any Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (Amsterdam time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by any Borrower to the Agent or any Lender, to such account with such bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

15.2	Payment on non-Business Day. If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Distribution of payments to Creditor Parties. Subject to Clauses 15.5, 15.6 and 15.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

15.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

15.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

15.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to a Borrower or a Lender, without first having received that sum, that Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

15.8	Agent may assume receipt. Clause 15.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

15.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

15.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

15.11	Accounts prima facie evidence. If any accounts maintained under Clauses 15.9 and 15.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document (other than in relation to the Master Agreements);

(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document (other than in relation to the Master Agreements) but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 16.1(a), 16.1(b), 16.1(c) and 16.1(d); and

(f)	SIXTHLY: in or towards satisfaction pro rata of any amount then due and payable under any Master Agreement which relates to a Designated Transaction;

(g)	SEVENTHLY: in retention of an amount equal to any amount not then due and payable under any Master Agreement which relates to a Designated Transactions but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 16.1(f); and

(h)	EIGHTHLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

16.2	Variation of order of application. The Agent may, with the authorisation of the Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application. The Agent may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overridden. This Clause 16 and any notice which the Agent gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

17	APPLICATION OF EARNINGS

17.1	Payment of Earnings. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period after the Transfer Date in relation to that FSO (and subject only to the provisions of the General Assignment), all the Earnings of the FSO owned by it are paid to the Earnings Account for that FSO. The finance element of the daily rate paid by Maersk under each Service Contract (after operating expenses and taxes) shall be held in the Earnings Account for the relevant FSO for the Borrowers to make the payments of principal and interest due under this Agreement and the balance of the Earnings shall be available to the Borrowers unless an Event of Default has occurred and is continuing.

17.2	Location of accounts. Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts and the Debt Service Reserve Accounts (or any of them); and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts and the Debt Service Reserve Accounts.

17.3	Debits for expenses etc. Upon the occurrence of an Event of Default which is continuing, the Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account with prior or contemporaneous notice in order to discharge any amount due and payable under Clause 19 or 20 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 19 or 20.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay within 3 Business Days of the date when due or (if so payable) on demand, within 3 Business Days of such demand, any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 12.2, 12.3 or 12.4; or

(c)	any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 15 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated ; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person in respect of $10,000,000 or more (and in the case of each Guarantor in respect of $30,000,000 or more or, as regards Financial Indebtedness arising under different documents or transactions, an aggregate amount of $30,000,000 or more (or the equivalent in another currency)):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 or more in the case of a Borrower or a Shareholder or $30,000,000 or more in the case of a Guarantor or, in each case, the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrowers or the Guarantors which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	without prejudice to Clause 28.6, any Borrower ceases or suspends carrying on its business or a part of its business which is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other material obligation under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any official consent necessary to enable any Borrower to own, operate or charter the FSO owned by it or to enable any Borrower or any Security Party to comply with any provision which the Majority Lenders acting reasonably consider material of a Finance Document or the Conversion Contracts or Service Contracts is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Majority Lenders that, without their prior consent, a change has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in any Borrower Provided that this shall not apply (i) if there is an inter-group change of ownership of any Borrower if the Guarantors each continue to be the beneficial owners of 50 per cent. of the shares in that Borrower and the Guarantees remain in full force and effect or (ii) if it is a transfer in accordance with Clause 12.5; or

(l)	any provision which the Majority Lenders acting reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a

Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	both Service Contracts are terminated or cease to be in full force or effect for any reason;

(n)	the security constituted by a Finance Document is in any way materially imperilled or materially placed in jeopardy; or

(o)	any event of default occurs and is continuing under the Guarantee Facility; or

(p)	any Event of Default (as defined in section 14 of a Master Agreement) occurs and is continuing; or

(q)	any event or circumstance occurs which the Majority Lenders reasonably determine has, or could reasonably be expected to have, a material adverse affect on the ability of a Borrower or a Guarantor to perform its obligations under the Finance Documents.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default and which it is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default having occurred and continuing or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default having occurred and continuing or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitments. On the service of a notice under Clause 18.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

18.4	Acceleration of Loan. On the service of a notice under Clause 18.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 18.2(a)(i) or (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 18.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence.

18.7	Creditor Parties’ rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

18.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence, dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.9	Relevant Persons. In this Clause 18, a “Relevant Person” means the Borrowers, the Guarantors and the Shareholders.

18.10	Guarantor default. If there is an Event of Default in relation to only 1 Guarantor the other Guarantor may with the agreement of all of the Lenders remedy such default by providing the Lenders with a guarantee in respect of the full amount of all the obligations of the Borrowers under this Agreement and the other Finance Documents within 30 days of such default.

18.11	Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

18.12	Position of Swap Counterparties. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 18, to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

In addition, the Swap Counterparties agree that if an Event of Default or Potential Event of Default occurs and is continuing any payments due to the Swap Counterparties on an unwinding of the Master Agreements shall not be paid until the loan has first been repaid.

19	FEES AND EXPENSES

19.1	Co-ordination, arrangement, commitment, agency fees. The Borrowers shall pay to the Agent:

(a)	on the date of this Agreement, an agency co-ordination fee of an amount previously agreed in writing between the Agent and the Borrowers for the account of the Agent;

(b)	on the date of this Agreement, an arrangement fee of an amount previously agreed in writing between the Borrowers and the Lenders, for distribution among the Lenders pro rata to their Commitments;

(c)	monthly in arrears during the period from (and including) the date of this Agreement to the earlier of (i) the last Drawdown Date and (ii) the end of the Availability Period and on the last day of that period for the account of the Lenders, a commitment fee at the rate of 0.50 per cent. per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments; and

(d)	on the date of this Agreement and on each anniversary thereof during the Security Period, an annual agency fee of an amount previously agreed in writing between the Agent and the Borrowers, such agency fee to be payable to the Agent in advance for its own account.

19.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses reasonably incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.3	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with (and which shall be reasonably incurred in the case of sub-clause (a), (b) and (c):

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

19.5	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement which is attributable to this Agreement of the amount of the liabilities, expenses or losses incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been caused by the gross negligence, dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.4	Currency indemnity. If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Application to Master Agreements. For the avoidance of doubt, Clause 20.4 does not apply in respect of sums due from a Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

20.6	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20.7	Sums deemed due to a Lender. For the purposes of this Clause 20, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

21.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

21.4	Tax credit. A Creditor Party which has obtained (and has derived full use and benefit, on an affiliated group basis from) a repayment or credit in respect of tax on account of which the Borrowers have made an increased payment under Clause 21.2 shall pay to the Borrowers a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrowers in respect of which the Borrowers made the increased payment Provided that:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 21.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 21.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrowers had not been required to make a tax deduction from a payment;

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 21.4 shall be conclusive and binding on the Borrowers and the other Creditor Parties;

(e)	nothing in this Clause 21.4 shall oblige any Creditor Party to disclose to the Borrowers any information relating to its affairs (tax or otherwise) or those of its ultimate parent company (or any subsidiary thereof) or any computations in respect of tax; and

(f)	the Creditor Party’s tax affairs for its tax year in respect of which such credit or repayment was obtained have been finally settled.

21.5	Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

21.6	Application to Master Agreements. For the avoidance of doubt, Clause 21 does not apply in respect of sums due from a Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification of illegality. The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 22.1 which the Agent receives from the Notifying Lender.

22.3	Prepayment; termination of Commitment. On the Agent notifying the Borrowers under Clause 22.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

22.4	Mitigation. If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Notifying Lender under Clause 22.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

23.2	Meaning of “increase cost”. In this Clause 23, “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 20 or an item arising directly out of the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates.

For the purposes of this Clause 23.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

23.3	Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 23.1.

23.4	Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

23.5	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 23.4, the Borrowers may give the Agent not less than 14 days’ notice of their intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

23.6	Prepayment; termination of Commitment. A notice under Clause 23.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

23.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. Each Creditor Party may, after the occurrence of an Event of Default which is continuing, without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

24.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

24.3	Sums deemed due to a Lender. For the purposes of this Clause 24, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

24.4	No Security Interest. This Clause 24 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

25	TRANSFERS AND CHANGES IN LENDING OFFICES

25.1	Transfer by Borrowers. No Borrower may, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

25.2	Transfer by a Lender. Subject to Clause 25.4, a Lender (the “Transferor Lender”) may at any time, with the prior written consent of the Borrowers (not to be unreasonably withheld or delayed) or without the consent of the Borrowers if an Event of Default or Potential Event of Default has occurred and is continuing or if such transfer is to a wholly owned subsidiary, the parent company or another subsidiary of the parent company of the Transferor Lender, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

25.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee, the Arrangers, each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

25.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 25.3 on or before that date.

25.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

25.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

25.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 19, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

25.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 25.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

25.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

25.10	Authorisation of Agent to sign Transfer Certificates. Each Borrower, the Security Trustee, each Arranger, each Lender and each Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

25.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

25.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, any Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.13	Disclosure of information. A Lender may disclose to a potential Transferee Lender in accordance with Clause 25.2 or (subject to the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) sub-participant any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

25.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

25.15	Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

25.16	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

25.17	Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office. If:

(a)	a Lender assigns or transfers any rights or obligations under the Finance Documents pursuant to Clause 25.2 or changes its lending office; and

(b)	as a result of circumstances existing at the date of assignment, transfer or change occurs the Borrowers would be obliged to make a payment to the Transferree Lender or Lender acting through its new lending office under Clause 20.1 in respect of any tax, Clause 23 or Clause 24, then the Transferree Lender or the Lender acting through its new lending office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or the Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 26.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 26.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a change in the Margin or in the definition of LIBOR;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of Availability Period or Maturity Date;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)	a change to the preamble or to Clause 2, 3, 4, 5.1,16,17 or 29;

(g)	a change to this Clause 26;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

26.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 26.1 and 26.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrowers:	c/o Euronav NV
De Gerlachekaai 20
2000 Antwerp 1
Belgium

Fax No: + 32 32 47 44 09
Attn: Finance Director

-and-

c/o Overseas Shipholding Group, Inc.
666 Third Avenue
New York, New York

Fax No: + 212 578 1670
Attn: Vice President Corporate Finance

(b)	to a Lender:	At the address below its name in Schedule 1A or (as the case may require) in the relevant Transfer Certificate.

(c)	to a Swap Bank:	At the address below its name in Schedule 1B

(d)	to the Agent:	Bijlmerplein 888 1102 MG Amsterdam The Netherlands PO Box 1800 1000 BV Amsterdam The Netherlands Fax No: +31 20 5658226 Attn: Reina Kroon

(e)	to the Security Trustee:	Bijlmerplein 888 1102 MG Amsterdam The Netherlands PO Box 1800 1000 BV Amsterdam The Netherlands Fax No: +31 20 5658226 Attn: Reina Kroon

or to such other address as the relevant party may notify the Agent, the Swap Banks or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.7	Electronic communication. Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

27.8	English language. Any notice under or in connection with a Finance Document shall be in English.

27.9	Meaning of “notice”. In this Clause 27, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	JOINT AND SEVERAL LIABILITY

28.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 28.2, joint.

28.2	No impairment of Borrower’s obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

28.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement. For the avoidance of doubt, this is without prejudice to the provisions of Clause 28.6.

28.4	Subordination. Subject to Clause 28.5, during the Security Period, no Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

28.5	Borrower’s required action. If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 28.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice.

28.6	Release of Conversion Borrowers. Each Conversion Borrower shall be released from its obligations under this Loan Agreement and the other Finance Documents to which it is a party on the Transfer Date in relation to the FSO which is owned by that Conversion Borrower subject to the Borrowers requesting such release by notice to the Agent in writing and to the Agent being satisfied as to the following conditions:

(a)	the relevant FSO has been delivered to the site under the Service Contract for that FSO in accordance with the provisions of that Service Contract;

(b)	the conditions precedent to be provided to the Agent pursuant to Clause 9.1(c), and as described in Part C of Schedule 3, have all be satisfied;

(c)	no Potential Event of Default or Event of Default has occurred and is continuing.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Borrower shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4	Process agent. Each Borrower irrevocably appoints Euronav (UK) Agencies Ltd. at its registered office for the time being, presently at Moreau House, 3rd Floor, 116 Brompton Road, London, SW3 1JJ, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5	Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS	AGREEMENT has been entered into on the date stated at the beginning of this
Agreement.

SCHEDULE 1

A LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

BNP Paribas	Karl Johansgate 7 0102 Oslo Norway	60,000,000

Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Sankt Annae Plads 3 1250 Copenhagen K Denmark	25,000,000

Deutsche Shiffsbank Aktiengesellschaft	Domshof 17 28195 Bremen Germany	25,000,000

Dexia Bank Belgium SA/NV	Boulevard Pacheco 44 B-1000 Brussels Belgium	30,000,000

Fokus Bank (being the Norwegian branch of Danske Bank A/S)	Sondregate 15 No-7011 Trondheim Norway	65,000,000

Fortis Bank S.A./N.V., UK Branch	5 Aldermanbury Square London EC2V 7HR England	65,000,000

ING Bank N.V.	Bijlmerplein 888 1102 MG Amsterdam The Netherlands	65,000,000

Landesbank Hessen-Thüringen Girozentrale	420 Fifth Avenue New York NY 10018 USA	15,000,000

Nordea Bank Norge ASA	Middelthuns gate 17 P.O. Box 1166, Sentrum 0107 Oslo Norway	50,000,000

Scotiabank (Ireland) Limited	I.F.S.C. House Custom House Quay Dublin 1 Ireland	35,000,000

Sumitomo Mitsui Banking Corporation, Brussels Branch	Avenue des Arts 58 Box 18 1000 Brussels Belgium	65,000,000

B     SWAP BANKS

Swap Bank	Office

BNP Paribas S.A.	10 Harewood Avenue London NW1 6AA

Danske Bank A/S	2-12 Holmens Kanal DK 1092 Copenhagen K Denmark

Deutsche Schiffsbank Aktiengesellschaft	Domshof 17 28195 Bremen Germany

Fortis Bank S.A./N.V.	Montagne du Parc, 3 1000 Brussels Belgium

ING Bank N.V.	Bijlmerplein 888 1102 MG Amsterdam The Netherlands

Nordea Bank Finland plc	2747 Settlement Services FIN-00020 Nordea Helsinki Finland

The Bank of Nova Scotia	Capital Markets Group Scotia Plaza 68th Floor 40 King Street West Toronto M5W2X6 Ontario Canada

SMBC Capital Markets, Inc	277 Park Avenue, 5th Floor New York New York 10172 USA

SCHEDULE 2

DRAWDOWN NOTICE

To:	ING Bank N.V.

Bijlmerplein 888

1102 MG

Amsterdam

The Netherlands

Attention: [Loans Administration]

[date]

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [—] October 2008 and made between ourselves, as Borrowers, the Lenders, the Swap Banks and the Arrangers referred to therein, and yourselves as Agent and as Security Trustee in connection with a facility of up to US$500,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount: US$[—] representing an advance in relation to Tranche [1] [2] [A] [B];

(b)	Drawdown Date: [—];

(c)	[Duration of the first Interest Period shall be [—] months;] and

(d)	Payment instructions : account in our name and numbered [—] with [—] of [—].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

for and on behalf of

AFRICA CONVERSION CORPORATION

ASIA CONVERSION CORPORATION

TI AFRICA LIMITED

TI ASIA LIMITED

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a) required before service of the first Drawdown Notice.

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B or Part C.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and each Security Party.

3	Copies of resolutions of directors (and, if required, for the provision of the legal opinions referred to in paragraph 12) of each Borrower and each Security Party (except Euronav) authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and, in the case of a Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement and in the case of each Borrower ratifying the execution of the Conversion Contract and/or Supervision Contract to which it is a party.

4	The original of any power of attorney under which any Finance Document is executed on behalf of a Borrower or a Security Party.

5	Copies of all consents which any Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or a Conversion Contract or Service Contract.

6	A valuation of each FSO, addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the first Drawdown Date, from an independent London sale and purchase shipbroker selected by the Agent which shows a market value of not less than $200,000,000 for each FSO.

7	Copies of each of the Conversion Contracts and Service Contracts and of all documents signed or issued by the parties thereto under or in connection with it.

8	Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution of the Conversion Contracts and Service Contracts by the parties thereto and of all documents to be executed pursuant thereto.

9	The Conversion Budget.

10	Copies of the most recent audited financial statements of Maersk which demonstrate to the satisfaction of the Lenders that it is economically viable and it will be able to meet its obligations under the Service Contracts.

11	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

12	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Hong Kong, Belgium and such other relevant jurisdictions as the Agent may require.

13	The Agent has provided the repayment schedule referred to in Clause 8.1(a).

14	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b) required before the first Drawdown Date. The “FSO” in this Part B means the particular FSO to which the Advance relates.

1	A duly executed original of the Mortgage to be executed by the relevant Conversion Borrower, the Insurance Assignment and Pre Conversion Service Contract Assignment in relation to the FSO and the Shares Security Deeds (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	the FSO is definitively and permanently registered in the name of Asia Conversion or Africa Conversion (as the case may be) under Marshall Islands flag;

(b)	the FSO is in the absolute and unencumbered ownership of Africa Conversion or Asia Conversion, as the case may be, save as contemplated by the Finance Documents;

(c)	the Mortgage (executed by the relevant Conversion Borrower) has been duly registered on Marshall Islands flag as a valid first preferred ship mortgage in accordance with the laws of the Marshall Islands; and

(d)	the FSO is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that the FSO will, as from the first Drawdown Date in relation to Tranche 1A or 2A (as the case may be), be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	a letter of undertaking executed by the Approved Manager in favour of the Agent in the terms required by the Agent agreeing certain matters in relation to the management of the FSO and subordinating the rights of the Approved Manager against the relevant TI Borrower to the rights of the Creditor Parties under the Finance Documents; and

(b)	copies of the Approved Manager’s Document of Compliance and of the FSOs Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC.

4	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of the Marshall Islands, Hong Kong and Belgium (as the case may be) and such other relevant jurisdictions as the Agent may require.

5	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for FSO as the Agent may require.

6	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART C

The following are the documents referred to in Clause 9.1(c) required before the second Drawdown Date. The “FSO” in this Part C means the particular FSO to which the Advance relates.

1	A duly executed original of each Master Agreement, each Master Agreement Assignment, the Mortgage to be executed by the relevant TI Borrower, the General Assignment, the Post Conversion Service Contract Assignment, the Quiet Enjoyment Letter in relation to the FSO and the Co-ordination Deed (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	the FSO has been unconditionally redelivered by the Yard to, and accepted by, the relevant Borrower under the Conversion Contract for that FSO;

(b)	the FSO has been accepted by Maersk in accordance with the Service Contract for service under the Service Contract for that FSO including a certified copy of the signed Notice of Readiness (as defined in the Service Contract);

(c)	the FSO is definitively and permanently registered in the name of TI Asia under an Approved Flag for FSO 1 (in the case of FSO 1) or TI Africa under Marshall Islands flag (in the case of FSO 2);

(d)	the FSO is in the absolute and unencumbered ownership of TI Africa or TI Asia, as the case may be, save as contemplated by the Finance Documents;

(e)	the FSO maintains the classification referred to in Clause 14.3 free of all overdue recommendations and conditions of such classification society;

(f)	all applicable requirements of any regulatory authority, and all consents, authorisations, licences, approvals and permits required, in connection with the FSO and the Project have been obtained and complied with and the relevant Borrower is not in breach of any of its obligations under any agreements which it has entered into in relation to the Project in respect of the FSO (which can be confirmed in a certificate supplied by the Borrowers);

(g)	the Mortgage (executed by the relevant TI Borrower) has been duly registered on the Approved Flag for FSO 1 (in the case of FSO 1) or Marshall Islands (in the case of FSO 2) as a valid first preferred or priority (as the case may be) ship mortgage in accordance with the laws of the relevant Approved Flag; and

(h)	the FSO is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts and the Debt Service Revenue Accounts.

4	Evidence satisfactory to the Lenders that the aggregate amount of the Advance in relation to the FSOs, following the making of the Advance, shall not exceed 70 per cent. of the aggregate of the Project Costs.

5	Documents establishing that the FSO will be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	a letter of undertaking executed by the Approved Manager in favour of the Agent in the terms required by the Agent agreeing certain matters in relation to the management of the FSO and subordinating the rights of the Approved Manager against the relevant TI Borrower to the rights of the Creditor Parties under the Finance Documents; and

(b)	copies of the Approved Manager’s Document of Compliance and of the FSOs Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires).

6	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of the Marshall Islands, Hong Kong and Belgium (as the case may be) and such other relevant jurisdictions as the Agent may require.

7	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for FSO as the Agent may require.

8	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3, 5 and 8 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of a Borrower.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Agent] for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee, the Arrangers and each Lender, as defined in the Loan Agreement referred to below.

1	This Certificate relates to a loan agreement (the “Loan Agreement”) dated [—] October 2008 and made between (i) Africa Conversion Corporation, Asia Conversion Corporation, TI Africa Limited and TI Asia Limited as Borrowers, (ii) the banks and financial institutions named therein as Lenders, (iii) the banks and financial institutions named therein as Swap Banks, (iv) the banks and financial institutions named there as Arrangers, (v) ING Bank N.V. as Agent and (vi) ING Bank N.V. as Security Trustee for a loan facility of up to US$500,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, each Borrower, each Security Party, the Security Trustee, the Arrangers, each Lender and each Swap Bank;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [—] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [—] per cent. of its Contribution, which percentage represents $[—].

5	By virtue of this Certificate and Clause 25 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[—]] [from [—] per cent. of its Commitment, which percentage represents $[—]] and the Transferee acquires a Commitment of $[—].]

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 25 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 25 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender or any Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

DESIGNATION NOTICE

To:	ING Bank N.V.

Bijlmerplein 888

1102 MG

Amsterdam

The Netherlands

Attention: [Loans Administration]

[date]

Dear Sirs

Loan Agreement dated [—] October 2008 made between (i) ourselves as Borrowers, (ii) the Lenders, (iii) the Swap Banks, (iv) the Lead Arrangers as referred to therein, (v) the Co-Arrangers as referred to therein, and (vi) yourselves as Agent and Security Trustee for a loan facility of up to US$500,000,000 (the “Loan Agreement”)

We refer to:

1.	the Loan Agreement;

2.	the Master Agreement dated as of [—] made between ourselves and [—]; and

3.	a Confirmation delivered pursuant to the said Master Agreement dated [—] and addressed by [—] to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

for and on behalf of
[AFRICA CONVERSION CORPORATION ASIA CONVERSION CORPORATION TI AFRICA LIMITED TI ASIA LIMITED]

[SWAP BANK]

SCHEDULE 6

MANDATORY COST FORMULA

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum
300

Where:

E         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12	The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

EXECUTION PAGES

BORROWERS

SIGNED by		)
Delphine Joly		)
for and on behalf of		)
AFRICA CONVERSION CORPORATION		)
in the presence of:	Ben James	)
Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SIGNED by		)
Delphine Joly		)
for and on behalf of		)
ASIA CONVERSION CORPORATION		)
in the presence of:	Ben James	)
Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SIGNED by		)
Delphine Joly		)
for and on behalf of		)
TI AFRICA LIMITED		)
in the presence of:	Ben James	)
Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SIGNED by		)
Delphine Joly		)
for and on behalf of		)
TI ASIA LIMITED		)
in the presence of:	Ben James	)
Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB
LENDERS

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
BNP PARIBAS		)
in the presence of:		)
	Ben James		Alison M. Lescure
	Trainee Solicitor		Attorney - in - fact
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
DANISH SHIP FINANCE A/S		)
(DANMARKS SKIBSKREDIT A/S))
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
DEUTSCHE SCHIFFSBANK		)
AKTIENGESELLSCHAFT		)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
DEXIA BANK BELGIUM SA/NV		)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
FOKUS BANK (being the Norwegian		)
Branch of Danske Bank A/S))
in the presence of:	Ben James	)
Trainee Solicitor
	Watson Farley & Williams LLP		Alison M. Lescure
	15 Appold Street		Attorney - in - fact
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
FORTIS BANK S.A./N.V., UK BRANCH		)
in the presence of:	Ben James	)
Trainee Solicitor
	Watson Farley & Williams LLP		Alison M. Lescure
	15 Appold Street		Attorney - in - fact
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
ING BANK N.V.		)
in the presence of:	Ben James	)	Alison M. Lescure
	Trainee Solicitor		Attorney - in - fact
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
LANDESBANK HESSEN-THÜRINGEN		)
GIROZENTRALE		)
in the presence of:	Ben James	)	Alison M. Lescure
	Trainee Solicitor		Attorney - in - fact
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
NORDEA BANK NORGE ASA		)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
SCOTIABANK ( IRELAND) LIMITED		)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London, EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
SUMITOMO MITSUI BANKING		)
CORPORATION , BRUSSELS BRANCH		)
in the presence of:		)
	Ben James		Alison M. Lescure
	Trainee Solicitor		Attorney - in - fact
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

LEAD ARRANGERS

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
BNP PARIBAS		)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
FOKUS BANK (being the Norwegian		)
Branch of Danske Bank A/S		)
in the presence of:	Ben James	)
Trainee Solicitor
	Watson Farley & Williams LLP		Alison M. Lescure
	15 Appold Street		Attorney - in - fact
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
FORTIS BANK S.A./N.V., UK BRANCH		)
Branch of Danske Bank A/S		)
in the presence of:	Ben James	)	Alison M. Lescure
	Trainee Solicitor		Attorney - in - fact
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
ING BANK N.V.		)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
NORDEA BANK NORGE ASA		)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
	Alison Lescure	)
	for and on behalf of	)
	SUMITOMO MITSUI BANKING	)
	CORPORATION, BRUSSELS BRANCH	)
in the presence of:	Ben James	)
Trainee Solicitor
	Watson Farley & Williams LLP		Alison M. Lescure
	15 Appold Street		Attorney - in - fact
London EC2A 2HB

CO-ARRANGERS

SIGNED by		)
	Alison Lescure	)
	for and on behalf of	)
	DANISH SHIP FINANCE A/S	)
(DANMARKS SKIBSKREDIT A/S))
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
	Alison Lescure	)
	for and on behalf of	)
	DEUTSCHE SCHIFFSBANK	)
	AKTIENGESELLSCHAFT	)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
	Alison Lescure	)
	for and on behalf of	)
	LANDESBANK HESSEN-THÜRINGEN	)
	GIROZENTRALE	)
in the presence of:		)
Ben James
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
	Alison Lescure	)
	for and on behalf of	)
	DEXIA BANK BELGIUM SA/NV	)
in the presence of:		)
	Ben James		Alison M. Lescure
	Trainee Solicitor		Attorney - in - fact
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
SCOTIABANK (IRELAND) LIMITED		)
in the presence of:	Ben James	)		Alison M. Lescure
	Trainee Solicitor			Attorney - in - fact
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB
SWAP BANKS
SIGNED by		) )	Lisa FREREBAUT
for and on behalf of
BNP PARIBAS S.A.	Valérie MERCIER	)
in the presence of:	[Illegible]	)		Nikko MAMAN
		)		Authorised signatory

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
DANSKE BANK A/S		)
in the presence of:	Ben James	)		Alison M. Lescure
	Trainee Solicitor			Attorney - in - fact
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
DEUTSCHE SCHIFFSBANK		)
AKTIENGESELLSCHAFT		)
in the presence of:	Ben James	)
Trainee Solicitor
Watson Farley & Williams LLP
	15 Appold Street			Alison M. Lescure
	London EC2A 2HB			Attorney - in - fact

SIGNED by
Alison Lescure		)
for and on behalf of		)
FORTIS BANK S.A./N.V.		)
in the presence of:		)
Ben James
Trainee Solicitor
	Watson Farley & Williams LLP			Alison M. Lescure
	15 Appold Street			Attorney - in - fact
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
ING BANK N.V.		)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
NORDEA BANK FINLAND PLC		)
in the presence of:		)
SIGNED by	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

SIGNED by		)
Robyn Harrington		)
for and on behalf of		)
THE BANK OF NOVA SCOTIA		)
in the presence of:	J.G. STARK	)

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
SMBC CAPITAL MARKETS, INC		)
in the presence of:	Ben James	)
	Trainee Solicitor		Alison M. Lescure
	Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB
AGENT

SIGNED by		)
Alison Lescure		)
for and on behalf of		)
ING BANK N.V.		)
in the presence of:		)
Ben James
Trainee Solicitor
	Watson Farley & Williams LLP		Alison M. Lescure
	15 Appold Street		Attorney - in - fact
London EC2A 2HB

SECURITY TRUSTEE

SIGNED by	)
Alison Lescure	)
for and on behalf of	)
ING BANK N.V.	)
in the presence of:	)
Ben James
Trainee Solicitor		Alison M. Lescure
Watson Farley & Williams LLP		Attorney - in - fact
15 Appold Street
London EC2A 2HB

DRAWDOWN NOTICE

To:	ING Bank N.V.

Bijlmerplein 888

1102 MG

Amsterdam

The Netherlands

Attention: Loans Administration – Reina Kroon

Fax No.: +31 20 5658226

16 October 2008

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated 3 October 2008 and made between ourselves, as Borrowers, the Lenders, the Swap Banks and the Arrangers referred to therein, and yourselves as Agent and as Security Trustee in connection with a facility of up to US$500,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount: US$66,000,000 of which US$50,000,000 representing an advance in relation to Tranche 1A and US$16,000,0000 representing an advance in relation to Tranche 1B;

(b)	Drawdown Date: 21 October 2008;

(c)	Duration of the first Interest Period shall be 3 (three) months; and

(d)	Payment instructions: account in the name of Euronav NV

Nordea Bank Norge

BIC: NDEANOKK

NO0660190443909

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

for and on behalf of
AFRICA CONVERSION CORPORATION
ASIA CONVERSION CORPORATION
TI AFRICA LIMITED
TI ASIA LIMITED